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May 1, 2001

Analytical Surveys, Inc.                    Pfeiffer High Public Relations, Inc.
Michael Renninger                           Geoff High
Chief Financial Officer                     303/393-7044
mrenninger@anlt.com                         geoff@pfeifferhigh.com

               ANALYTICAL SURVEYS OBTAINS NEW WAIVER AGREEMENT AND AMENDMENT TO CREDIT AGREEMENT FROM SENIOR LENDERS

INDIANAPOLIS, Indiana -- Analytical Surveys, Inc., (ASI) (Nasdaq National Market-ANLT), a leading provider of geospatial data management services for the geographic information systems ("GIS") market, today announced it has obtained a new Waiver Agreement and Amendment to its Credit Agreement (the "Agreement") from its senior lenders. The Agreement was signed on April 26, 2001 with the terms being retroactively effective as of March 31, 2001.

In addition to waiving certain default provisions, ASI's lenders have agreed to cease interest charges on $5.0 million of the approximately $10.1 million the Company owes in term debt. Additionally, the date of maturity on the $5.0 million portion of term debt has been extended by one year to October 1, 2002. The $5.0 million portion of the term debt contains an option to convert this portion of the debt into equity in ASI upon terms yet to be negotiated between the Company and its lenders.

The date of maturity on the remaining $5.1 million interest-bearing portion of the Company's term debt has also been extended, and will now be due December 31, 2001 versus October 1, 2001. Moreover, the interest rate on the debt has been reduced to prime rate plus 1.0%, from a previous rate of prime plus 3.5%.

The new agreement also stipulates that the Company must restructure its line of credit facility on or before May 31, 2001. This target date will be extended to June 30, 2001 upon the Company reaching certain milestones. The restructured line is intended to replace ASI's current line, on which the Company owes approximately $4.4 million. Management is currently in discussions with potential lenders regarding a new line of credit.

Norman Rokosh, President and CEO, stated that "Our senior management team has been focused on successful resolution of the shareholder lawsuit, the completion of the sale of our Colorado Springs office and negotiation of this Agreement. The completion of these steps represents significant progress in our turnaround program. However, results from our cost reduction actions completed thus far have yet to improve our operating income, and consequently, we expect to report a material operating loss for the second quarter ended March 31, 2001."


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About ASI

Analytical Surveys Inc. (ASI) is a premier provider of technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. As an industry leader for more than 40 years, ASI is dedicated to providing utilities with responsive, proactive solutions that maximize the value of the information and technology asset. In addition to its corporate offices in Indianapolis, Indiana, ASI maintains several facilities across the United States and is listed on the Nasdaq under the symbol "ANLT." For more information, visit www.anlt.com.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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